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                                                                    EXHIBIT 10.7

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                                        CONFIDENTIAL TREATMENT REQUESTED
                                        UNDER 17 C.F.R. (S)(S) 200.80(B)(4)
                                        200.83 AND 240.406
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                            OEM PURCHASE AGREEMENT

     THIS AGREEMENT ("Agreement") is entered into and made effective as of December 1, 1998, by and between AUDIOCODES, LTD., a corporation organized under the laws of the State of Israel and having its principal place of business at 4 HaHoresh Road, Yehud, 56470, Israel (hereinafter referred to as "Seller"), and CLARENT CORPORATION, a corporation organized under the laws of the State of California, USA and having its principal place of business at 700 Chesapeake Drive, Redwood City, CA 94063, USA (hereinafter referred to as "Buyer").

1. BACKGROUND AND SUMMARY OF AGREEMENT. Buyer is in the business of producing and marketing Computer systems and software designed to digitize and packetize voice and to transport such packets to a destination over an Internet Protocol (IP network). Seller manufactures and sells products related to the business of Buyer, and Buyer desires to purchase certain products from Seller for resale. Seller agrees to grant, and hereby grants, to Buyer the right to sell the products identified herein during the term of this Agreement, subject to the terms and conditions set forth in this agreement. Seller will sell such products to Buyer, subject to the terms and conditions set forth in this Agreement, to which the parties hereby agree.

2. DEFINITIONS. The following terms, in singular and/or plural form of the same term as and wherever used herein, shall have the meanings set forth in this Article.

     2.1 "PRODUCTS" The list of products, software, service and supplies identified and described in the Specifications, including any and all modifications, changes and improvements made to such Products during the term of this Agreement.

     2.2 "NEW PRODUCTS" Those products, software and supplies which are added to this Agreement by mutual agreement of the two parties following its execution. When such New Products are added to this Agreement (e.g., as a result of a Purchase Order placed in compliance hereto) then for purpose of this Agreement, such New Products shall be considered "Products".

     2.3  "PART"  Any component, subassembly or other module of the Products.

     2.4 "PURCHASE ORDER" OR "ORDER" Any purchase order issued by Buyer and confirmed by Seller for the purpose of ordering Products or Parts pursuant to this Agreement.

     2.5 "SELLER INTELLECTUAL PROPERTY RIGHTS" All United States and foreign patents, applications for patents, copyrights, mask works, trade secrets and other intellectual property rights relating to the design and manufacture of Products and Parts, and which are now or

                                       1.
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hereafter owned, controlled or possessed by Seller, including any such rights licensed to Seller by any third party.

     2.6 "3RD PARTIES INTELLECTUAL PROPERTY RIGHTS" All United States and foreign patents, applications for patents, copyrights, mask works, trade secrets and other intellectual property rights relating to the design and manufacture of Products and Parts, and which are NOT now or hereafter owned, controlled or possessed by Seller.

     2.7 "SELLER KNOW-HOW" All information and data of Seller (whether confidential or not) which is necessary and sufficient to manufacture, assemble, test, operate, maintain and repair Products and Parts, and which is now or hereafter owned, controlled or possessed by Seller, including all drawings, specifications, test information, software (including source and object code listings and supporting documentation), manuals, basic process steps and vendor lists.

     2.8 "SELLER TECHNICAL ASSISTANCE" Assistance provided to Buyer by Seller in making use of the Seller Know-How in the manufacture, assembly, testing, operation, application, maintenance and repair of Products and Parts.

     2.9 "SPECIFICATIONS" This OEM Agreement covers AudioCodes' TP-100B, TP-200B VOIP compression board as more fully described in Exhibit A of this Agreement, the AudioCodes AVP-04 VOIP compression board and other products supplied by Seller to Buyer hereunder.

     2.10 "SUBSIDIARY"   (a) Any corporation, associated company or other sales
or manufacturing entity in which Buyer owns or controls the majority of the outstanding capital or has the right to appoint the majority of the members of the board of directors, and (b) any authorized distributor of Buyer products. Unless the context otherwise requires, "Buyer" as and whenever used herein shall refer to either or both Buyer or any subsidiary of Buyer.

3.   PURCHASE ORDERS

     3.1 PLACEMENT OF PURCHASE ORDERS, FORECASTS. Seller agrees to sell Products to Buyer in accordance with the terms and conditions of this Agreement. Specific quantities of Products shall be ordered by Buyer for purchase by the placement of Purchase Orders that shall be confirmed by Seller. Buyer shall, no later than 30 days prior the end of each calendar quarter, use commercially reasonable efforts to provide to Seller a six (6) month rolling forecast of specific quantities of Products that Buyer intends to order during each month during the forecast period. No such forecast shall be binding on Buyer, such binding obligations only to be in the form of confirmed Purchase Orders submitted by Buyer to Seller. In the event of any discrepancy between the terms of any confirmed Purchase Order and this Agreement, the terms of the confirmed order shall govern.

                                       2.
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     3.2  ACCEPTANCE OR REJECTION OF PURCHASE ORDERS.  Seller agrees to accept or reject in writing (such writings to include faxes and messages transmitted by electronic mail), within [***] business days of receipt by Seller Purchase Orders placed by Buyer in conformance with the terms of this Agreement. If no such written confirmation or rejection is received by Buyer during such [***] day period, it shall be deemed as if not accepted by Seller. All Purchase Orders shall specify as a minimum the following information: (i) the Product name (ii) the software revision number (iii) number of Product units (iv) targeted delivery date.

     3.3 CANCELLATION OF PURCHASE ORDERS. Buyer may cancel confirmed Purchase Order or portion thereof up to a total of [***] of the Product units, on all outstanding Purchase Orders, (i) without charge or penalty [***] or more days prior to the scheduled delivery date of that Purchase Order, or (ii) upon payment of a charge equal to [***] of the invoice price of the canceled Products if more than [***] days and less then [***] days prior to the scheduled delivery date of that Purchase Order. Buyer may not cancel any Purchase Order or portion thereof less than [***] days prior to the scheduled delivery date of that Order, except as may be specifically set forth elsewhere. Buyer may terminate any Purchase Order in whole or in part upon written notice to Seller, without incurring any liability or cost, in the event that any Product (including software or peripherals for such Product) covered by such Purchase Order is delayed as to delivery for thirty (30) days or more beyond the scheduled delivery timetable at the time the Purchase Order is placed except if such delay is caused by conditions that are beyond the control of Seller and in such event the thirty day period shall be extended by an additional period not to exceed 30 additional days, or in the event the scheduled release of software or upgrades for such product, as published by Seller, is delayed by ninety (90) days or more.

     3.4 RESCHEDULING OF PRODUCTS. Buyer may increase the quantity of Products ordered under any Purchase Order by [***], provided notice of such increase is given to Seller at least [***] days prior to the scheduled delivery date. Buyer may defer all or part of the Products ordered under any Purchase Order for as long as [***] days beyond the scheduled delivery date, provided notice of such deferral is given to Seller at least [***] days prior to the scheduled delivery date and provided that the total number of Product units on all outstanding Purchase Orders, requested for reschedule is less than [***] of the total umber of units. If Products rescheduled under this Paragraph 3.4 are subsequently canceled, cancellation charges provided for in Paragraph 3.3 above shall be based on the original scheduled delivery date.

     3.5  LIMITED SUPPLY; OTHER SOURCES.  If Seller is unable to completely fill
                                       -
Buyer's Purchase Order due to limited supply of Products, or for any other reason, Seller shall give Buyer's Purchase Order "most-favored customer status" (i.e., provide Buyer with a percentage of its Purchase Order no lower than that provided any other customer of Seller).

4.   PRICES

     4.1 PRODUCT AND PART PRICES. The price for Products purchased hereunder shall be as agreed to by the parties in writing and specified in a given Purchase Order or other document.

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* [***] CONFIDENTIAL TREATMENT REQUESTED

                                       3.
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Guidelines for such prices are contained in Exhibit B hereto. Seller further confirms that the prices to be provided for products purchased hereunder shall be at least as favorable as those offered to any other customer of Seller purchasing the same products according to similar terms and equivalent or lesser quantities. In the event that Seller makes more favorable prices available to another customer as aforesaid, Seller agrees to (i) promptly notify Buyer of such offer and (ii) at Buyer's request, apply such prices to any and all outstanding but undelivered Purchase Orders for Products.

5.   LEAD TIME, SHIPMENT AND PAYMENT

     5.1 LEAD TIME FOR PRODUCTS. Buyer will use commercially reasonable efforts to place Purchase Orders for Products of quantities not exceeding [***] units and not less than [***] units in any calendar month, thirty (30) days in advance of the required delivery date thereof, unless a shorter Lead Time is mutually agreed to as to Products covered under specific Purchase Orders. Purchase Orders for Products of quantities exceeding [***] units shall be placed by Buyer sixty
(60) days in advance of the required delivery date.

     5.2 SHIPMENT. All Products purchased and shipped under this Agreement shall be FOB Seller's factory (EX Works). The products will be shipped, at Buyer's expense, to Buyer's customer's destination or to a Buyer location, each as specified by Buyer, so as to be received, allowing for normal transit times, in accordance with the delivery schedule specified on the corresponding Purchase Order. It is agreed that Seller shall not be responsible for any delays in shipping the Products and its only obligations shall be to provide the Products for shipment on the agreed upon date. If Shipment is late due to Seller's fault (more than 10 days) , Seller shall ship by air freight or other mode specified by Buyer, at Seller's expense. Seller shall provide all documentation necessary to accomplish shipment to such designated locations. Buyer shall be responsible for all shipping expenses and fees, including import fees, duties or taxes incurred in obtaining Products from Seller and shipping the same and the parties shall provide reasonable documentation and assistance to each other in order to accomplish shipment and receipt of Products. Buyer shall utilize its export licenses for purposes of exporting the Products outside the United States.
Buyer agrees to acquire and comply with all necessary export licenses from the United States Department of Commerce.

     5.3 MODE OF SHIPMENT. The mode of shipment shall in each instance be by surface transportation unless otherwise specified by Buyer on the Purchase Order. In the absence of specific instructions, Seller will select the surface carrier for shipment.

     5.4 RISK OF LOSS. Risk of loss and damage shall pass from Seller to Buyer upon delivery by Seller to the common carrier or to Buyer's representative at the FOB point described in Paragraph 5.2 above, and all claims for damage thereafter shall be filed by Buyer directly with the carrier.

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* [***] CONFIDENTIAL TREATMENT REQUESTED

                                       4.
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     5.5  PACKAGING.  All Products shall be packed by Seller in accordance with
Seller's packaging procedure, as well as other requirements set forth in the Specifications. Each box shall contain Products ordered under a single Purchase Order, but multiple boxes may be placed in a larger container.

     5.6 INSURANCE. Buyer shall have the responsibility to pay for insurance against all risks as of the date of delivery of the Products or the date of the shipment of the Products, as the case may be. However, at the request of Buyer, Seller shall make arrangements for purchase of insurance or supply required information, as Buyer may direct, to either Buyer or to Buyer's insurance carrier so as to ensure that Buyer will have timely information to effect insurance coverage.

     5.7 PAYMENT. It is understood and agreed that the terms of payment for all Products purchased under this Agreement shall, be net [***] days from the date of invoice, or as otherwise agreed to by the parties for a given Purchase Order

     5.8  TITLE.    Title of any of the Products not transferred to Buyer's
customers under a bonafide purchase order issued by such customer to Buyer shall be retained by Seller until full payment of any order is completed and only upon full payment as aforesaid shall the title to the Products be transferred to the Buyer.

6.   TAXES

     6.1 TAXES NOT INCLUDED. Product and Part prices as provided for in this Agreement are exclusive of all applicable federal, state or local sales, use, property, excise or similar taxes that may be levied upon Seller as a result of sale or delivery of any Product sold under this Agreement. All such taxes shall be assumed and paid by Buyer. If a resale certificate or other such document of exemption is required in order to exempt the sale of Products from any such taxes, Buyer shall furnish Seller, at Seller's request, with such a certificate or document prior to shipment by Seller.

7. PROGRAM MANAGERS, PRODUCT QUALIFICATION AND ACCEPTANCE PROCEDURE AND QUALITY ASSURANCE

     7.1 APPOINTMENT OF PROGRAM MANAGERS. Each party shall designate a Program Manager who shall be responsible for all communications with the other party, including those relating to product qualification under Article 8 and inspection, testing and quality control procedures under Article 9.

     7.2 ESTABLISHING PRODUCT VERIFICATION TEST (PVT) PROCEDURE. At least sixty (60) days prior (or other such date as may be mutually agreed) to the first scheduled shipment to Buyer of any New Products, Seller and Buyer shall confer, through their respective Program Managers, and agree on a Product Verification Test (PVT) Procedure. Such PVT Procedure

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* [***] CONFIDENTIAL TREATMENT REQUESTED

                                       5.
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shall establish the procedures for qualification testing (Paragraph 8.1), ongoing inspection and testing (Paragraph 9.1), acceptance, inspection and testing (Paragraph 9.2) and facility surveys (Paragraph 9.3). Buyer and Seller agree that the PVT procedure may be accomplished pursuant to the Development Agreement entered into by them.

     7.3 QUALITY ASSURANCE. Seller shall implement and maintain such quality assurance standards as are reasonably feasible to produce and deliver to Buyer Products that are defect-free, as well as to meet any other quality and reliability standards agreed to between the parties.

8.   PRODUCT QUALIFICATION

     8.1 QUALIFICATION TESTING. Qualification testing of any New Products manufactured by Seller for sale to Buyer shall be conducted and completed prior to the first scheduled shipment of New Products to Buyer. Seller shall make available 3-5 units of such New Products to Buyer for such testing at no additional charge to Buyer. Such testing shall occur, at the option of Buyer, either at Seller's facility or on the premises of Buyer and shall be at the expense of the party on whose premises the testing is conducted. Qualification testing shall determine the acceptability of the New Product in accordance with the Specifications, and shall be conducted in accordance with the PVT Procedure. Upon written agreement of Seller and Buyer that the qualification tests have been successfully completed, the initial deliveries of production units of the New Product shall commence in accordance with the scheduled shipment established by issued Purchase Orders.

     8.2 QUALIFICATION TESTING OF NEW SOFTWARE RELEASES. Seller shall provide to Buyer any new releases of software produced by Seller no later than immediately following the first customer availability of such software (FCA).

9.   INSPECTION, ACCEPTANCE TESTING AND QUALITY CONTROL STANDARDS

     9.1 ONGOING INSPECTION AND TESTING. Notwithstanding the successful completion of qualification testing under Article 8, all Products shall be subject, at either Seller's facility or at Buyer's premises, to further inspection, acceptance testing and review for conformance to ongoing quality control standards as may be established in the Specifications, PVT Procedure and other standard industry practices and procedures.

     9.2 ACCEPTANCE INSPECTION AND ACCEPTANCE TESTING. All Products shall be subject to acceptance inspection and testing by Buyer, at Buyer's election, on Buyer's premises, or at a location selected by Buyer (including the premises of any customer of Buyer). The inspection and testing shall be in accordance with the PVT Procedure and other quality control procedures and tests agreed upon by the parties at such times as Buyer shall determine. Any of the Products delivered to Buyer shall be deemed accepted if not rejected by Seller during a 15 day period, due to non conformity with the ongoing quality control standards as may be established in the Specifications or PVT Procedure.

                                       6.
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     9.3  FACILITY SURVEYS.  Buyer reserves the right to review, during regular business hours and following reasonable notice to Seller, Seller's physical facilities and Seller's quality control procedures, both prior to first Product deliveries and periodically thereafter (but no more than twice a year), in order to assure compliance with the Specifications, PVT Procedure and other standard industry practices and procedures. Seller shall maintain quality control procedures mutually agreed upon by Buyer and Seller as a result of such facility survey.

     9.4 ACCEPTANCE TESTING RESULTS. Buyer shall provide notification to Seller upon completion of acceptance testing setting forth the specific date of acceptance or rejection of each Product included in the notification and the reason for non conformity. If any Product is rejected, Seller shall thereafter proceed forthwith to correct the defects indicated by Buyer, either by repairing the defective Product at the point of delivery or within Seller's facility, if possible, or by supplying a new Product. The cost associated with any such repair or replacement, including transportation charges for return to Seller and subsequent return to Buyer, shall be borne by Seller unless it shall be determined that Buyer returned a Product which did meet the acceptance test
criteria, in which case such costs will be borne by Buyer.    In the event any
Product is rejected, Buyer may request the manufacturer of such product to conduct a failure mode analysis at Seller's expense.

     9.5 FAILURE TO MEET MINIMUM STANDARDS. If, during either qualification or acceptance testing, Buyer reasonably determines that the Products cannot comply with minimum quality standards of the PVT Procedure or as otherwise established between the parties' respective Program Managers, Seller and Buyer shall cooperate to make such Products comply as soon as practicable.

     9.6 SELLER PERSONNEL. Seller shall provide, after coordinating the same with Buyer, at Buyer's request and expense, and at locations selected by Buyer, technically competent personnel of Seller to assist in the identification and resolution of any performance problems which may jeopardize the progress of the installation or maintenance of the Product, on terms and conditions to be then agreed between Seller and Buyer.

     9.7 NO WAIVER OF WARRANTY. In no event shall the inspection, qualification and acceptance of any Product pursuant to Article 8 or this
Article 9, or the payment for any such Product by Buyer, in any way impair or reduce Buyer's rights under the warranty of Article 11 of this Agreement or Buyer's rights to further inspection or testing.

10.  SPECIFICATION, ENGINEERING AND OTHER CHANGES

     10.1 CHANGES IN SPECIFICATION. Upon one hundred twenty (120) days written notice from Seller to Buyer, the Specifications may be amended or otherwise changed from time-to-time by written agreement of Buyer and Seller. Seller shall consult with Buyer prior to making any material changes in the Specifications. Prior to any such change becoming effective, all Products on order from Seller by Buyer shall conform to the existing Specifications, unless the parties otherwise agree. After the parties agree on the effective date of any change, all Products shipped by Seller shall materially conform to such changed Specifications. Drawing corrections

                                       7.
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and minor changes which have no effect on interchangeability shall not be deemed to be a change in the Specifications.

     10.2 BUYER CHANGES. Buyer may propose changes to the Specifications and, in such event, Seller shall consider the feasibility of any such proposal. With respect to material changes proposed by Buyer, Seller shall, within a reasonable period of time, not to exceed thirty (30) days after receipt of the Buyer proposal, furnish to Buyer in writing its comments regarding such proposed changes, including its willingness to implement the same, the price change, if any, and the time schedule required for implementation. In order to avoid doubt it is expressly declared that Seller shall be under no obligations to perform any changes. With respect to immaterial changes proposed by Buyer, Seller shall notify Buyer within a reasonable period of time of its approval or rejection of such change and if any costs are involved in connection with the said change.

     10.3 CHANGE IN SOURCE OF PARTS. Seller shall notify Buyer at least one hundred twenty (120) days (or as soon as practicable) in advance of any change in the source (including addition of new vendors) of purchased Parts which affect form, fit, function, field maintenance or safety agency approval of the Products. Buyer shall have the right to approve or, if practicable, reject such source change if such change would have a material adverse effect upon the maintenance and serviceability of a Product.

     10.4 CHANGE INDUCED PROBLEMS. In the event Buyer determines, after any engineering or any other change by Seller, that Products do not operate in accordance with the Specifications or fail to meet the acceptance test procedures of Article 9, and upon Buyer's request, Seller shall promptly evaluate any defective Product and shall notify Buyer of the result of its evaluation and its corrective action plan, if needed, within thirty (30) days after receipt of such request from Buyer.

11.  WARRANTY AND PRODUCT LIABILITY

     11.1 GENERAL WARRANTY. Seller warrants that all Products will conform to the Specifications and will be free from defects in material workmanship and programming. Claims for Products not complying with this warranty shall be submitted by Buyer no later 15 months from delivery date to Buyer. Seller shall promptly repair or replace, at its option and expense, non-complying Products. The shipment of non-complying Products by Buyer to Seller, and the return shipment of repaired or replacement Products by Seller to Buyer under this Paragraph 11.1 shall be at Seller's expense, unless it shall be determined that Buyer returned a Product that was in compliance, in which case such cost shall be borne by Buyer and, if paid by Seller, these expenses shall be reimbursed by Buyer within thirty (30) days of notice by Seller. Buyer shall receive a credit for any non-complying Products returned for repair or replacement. All non complying Products shall be returned to Seller (at its offices or as otherwise instructed) no later then 45 days as of the date the non compliance of any such Product has been discovered.

                                       8.
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     11.2 SAFETY AND REGULATORY AGENCY REQUIREMENTS.  Seller further warrants that all Products and Parts will comply with all applicable federal, state and other governmental safety regulations in effect at the time of manufacture to the same degree as they complied at the time of execution hereof. In the event Buyer decides to sell the Products or Parts in a country that require regulations other than those of the United States, Seller and Buyer shall agree in advance on the changes required in the Products and the party to bear the costs in connection with the said changes.

     11.3 FCC COMPLIANCE. Seller and Buyer shall cooperate to ensure that all Products and Parts will comply with current rules and regulations of the Federal Communications Commission (FCC) concerning Electromagnetic Interference, including, without limitation, equipment labeling and instruction manual information requirements.

     11.4 EPIDEMIC FAILURES. Seller further warrants that Products will comply with the failure rate and/or reliability requirements set forth in the Specifications. Claims for non-compliance will be established from Buyer's service records for the Product and by showing that the average failure rate of the monitored Products is not in conformance with the Specifications. In the event of such non-compliance, Seller shall (a) correct the cause on all Products to be shipped thereafter and (b) repair or replace all Products shipped following the execution of this Agreement.

     11.5 YEAR 2000 WARRANTY. Seller warrants that Products will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as it performed before January 1,
2000.   Seller further warrants that the functionality of the Products will be identical after January 1, 2000 to that found before January 1, 2000.

     11.6 WARRANTY WITHSTANDING ACCEPTANCE. Seller shall have the warranty obligations provided in this Article 11 as to all Products and Parts, accepted by Buyer.

     11.7 PRODUCT LIABILITY INDEMNIFICATION. Seller agrees to protect, indemnify and hold Buyer harmless from and against liability, expenses and damages based upon a claim that the Products are defective in any way or were negligently manufactured, or fail to comply with any applicable law, to the extent not caused by misuse, abuse or other fault attributable to Buyer or its customer or any third party using the Products, and provided that Seller is notified by Buyer of all such claims within a reasonable period of time following Buyer's initial notification of such claims, and provided further that Seller is given full control over any negotiation, arbitration or litigation concerning such claims. In no event shall Seller's liability according to this section 11.6 exceed the greater of one million dollars ($1,000,000) or the sum of the payments received by Seller from Buyer at the date any such claim is initiated. Notwithstanding the above, Seller shall have no liability to indemnify Buyer for any special, incidental or consequential damages that Buyer shall claim that have been caused by the Products and/or the use of the Products, either to the Buyer nor to any third party.

                                       9.
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     11.8   PRODUCT LIABILITY INSURANCE.  For as long as Buyer purchases
Products from Seller for no less than a minimum of [***] US Dollars per annum, Seller shall maintain at its expense the product liability insurance listed below with respect to claims resulting from Products or Parts sold pursuant to this Agreement, other than product liability claims relating to Products and Parts sold and delivered by Buyer prior to the closing date of the Purchase Agreement, amended on the date hereof, to the extent that such claims are not attributable to the actions or omissions of Seller and/or any third party that shall use the Products. Such insurance shall:

            (A) provide limits of at least $1,000,000 for each person, $3,000,000 for each occurrence of bodily injury, including death, and $1,000,000 for each occurrence of property and consequential damage;

            (B) be maintained during the term of this Agreement, provided Buyer purchases Products from Seller for no less than a minimum of [***] USD per annum plus one (1) year thereafter; and

     11.9 DISCLAIMER. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT. BUYER AND SELLER DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR OTHER SIGNED WRITING BETWEEN THE PARTIES, AND WITHOUT LIMITATION. BUYER AND SELLER SPECIFICALLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING OR TRADE USAGE.

     11.10 SURVIVAL. The provisions of this Article 11 shall survive the term and any termination of this Agreement.

12. BUYER'S LIABILITY. Buyer agrees to promptly investigate and defend, indemnify and hold harmless Seller and directors, officers and employees from and against all claims, damages, liabilities, awards, judgments, decrees and settlements against them of whatever nature arising out of and to the extent occasioned by the negligence or intentional acts of Buyer in connection with its performance pursuant to this Agreement and/or in the use and/or maintenance of the Products. If Buyer fails to defend Seller in accordance with this Article 12, Buyer shall reimburse Seller for its reasonable costs and expenses (including attorneys' fees) of doing so, in addition to any amounts to which Seller may be entitled under this Article 12.

13.  PRODUCT INFORMATION AND TRAINING

     13.1 DOCUMENTATION. With respect to all New Products, Seller shall promptly furnish, at its expense, the following documentation:

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                                      10.
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          (A) engineering drawings of all assemblies and schematics, and logic and timing diagrams;

          (B) complete adjustment, operational and installation specifications;

          (C) service test procedures and a list of any special tools and service test equipment designed by Seller;

          (D) service, parts identification, service training, maintenance and operator's manuals;

          (E) All documentation necessary to effect an interface or for hardware and software maintenance and support purposes;

          (F) engineering drawings, logic diagrams and documentation necessary for interfacing the Product to the remainder of the system in which it has been designed for use; and

          (G) Any other documentation concerning the operation and maintenance of the Product which will permit Buyer to develop a complete set of operator and service manuals.

     Such documentation shall be of the type which is generally made available to Seller's customers and/or used by Seller's personnel, shall be in a form capable of reproduction and shall be updated by new documentation from time-to-time as it becomes available. Buyer shall have the right to copy, modify and use, and have copied, modified and used, the documentation provided by Seller which is appropriate and/or necessary for the purpose of providing desired manuals or the like concerning the Product, provided that any Seller copyrights therein are appropriately safeguarded, and Buyer shall have the right to copyright any such manuals developed by Buyer. Provided that Buyer copyrights are appropriately safeguarded, Seller may use, with Buyer's written permission which shall not be unreasonably withheld, any Buyer produced manuals or the like regarding the Product.

     13.2 PUBLISHED DOCUMENTATION. Seller shall include with each Product unit purchased by Buyer hereunder a complete set of documentation relating to the operation and/or maintenance thereof as is customarily supplied to end users. Other documentation may be purchased from Seller at a reasonable price per copy.

     13.3 TECHNICAL SUPPORT AND TRAINING. Seller shall provide, adequate training and information to Buyer with respect to installation and service of the Product, including training on any special tools or test equipment. Such training shall take place upon the request of Buyer and shall be conducted by technically competent Seller personnel for the benefit of Buyer instructors, field service personnel and other Buyer personnel involved with the Product. Training shall take place at a mutually agreed upon time and location. Additional training at Buyer's site by a Seller R&D engineer may be purchased by Buyer at the rate of five hundred dollars ($500) per day, plus reasonable and actual travel and living expenses. Training at Seller's premises shall be at a

                                      11.

rate of two hundred dollars ($200) per day. Appropriate notice and minimum days to be agreed upon by the parties.

     13.4 SALES TRAINING. Seller shall provide training and information at Buyer's expense to Buyer's salespersons at Seller's Premises.

     13.5 SALES AND MARKETING INFORMATION. Seller agrees to provide Buyer, as far as such are available, with copies of sales publications concerning the Products and Parts for Buyer to duplicate and translate and use without restriction or charge.

14.  CONFIDENTIALITY

     14.1 As used in this Section 14, the term "Confidential Information" means information in which a party claims a proprietary interest and the confidential nature of which that party has taken reasonable steps to protect; the term "Owner" means the owner of an item of Confidential Information; and the term "Recipient" means the party to which Owner discloses an item of Confidential Information.

     14.2 Except as provided in Section 14.5 for a period of five (5) years from the date of disclosure of an item of Confidential Information that is fixed in a tangible media, Recipient shall use reasonable efforts to prevent the disclosure thereof to any other person, firm or corporation, and shall use at least the same degree of care to avoid disclosure of such information as Recipient employs with respect to its own Confidential Information of like importance.

     14.3 Any reports or other documents derived from an item of Confidential Information shall be subject to Section 14.2 to the same extent as is the item of Confidential Information.

     14.4 All written data delivered by one party hereto to the other party pursuant to this Agreement shall be and remain the property of such one party, and all such written data, and any copies thereof, less a single archival copy, shall be promptly returned to such one party upon written request or destroyed at such one party's option.

     14.5 Notwithstanding the foregoing, Recipient shall have no obligation under this Paragraph 14 with respect to any Confidential Information of Owner which:

           (A) is already known to Recipient and can be properly evidenced as so; or

           (B) is or becomes publicly known, through publication, inspection or otherwise, and through no wrongful act of Recipient; or

           (C) is received from a third party without similar restriction and without breach of any obligation owed to Owner; or

           (D) is independently developed by Recipient and can be properly evidenced as so; or

                                      12.

           (E) is furnished to a third party by Owner without a similar restriction on the third party's rights; or

           (F) is approved for release by written authorization of Owner; or

           (G) is disclosed pursuant to the lawful requirement or request of a Governmental agency or disclosure is permitted by operation of law.

           (H) Disclosure of Confidential Information shall not be construed as granting or conferring to Recipient any rights by license or otherwise, expressly, implied or otherwise, for any invention, discovery or improvement made, conceived, or acquired prior to or after the date of disclosure.

     14.6 Nothing contained in this Agreement shall constitute a commitment by either party to restrict its efforts to improve its existing products and systems and to conceive and develop new products and systems.

     14.7 THIRD PARTY CONTRACTORS. Notwithstanding the restrictions of Paragraph 14, Buyer shall be entitled to provide Confidential Information of Seller to third party contractors of Buyer who have executed a written obligation of confidentiality towards the Seller, in a form approved by the Seller, conforming to that of this Article 14.

15.  INDEMNIFICATION FOR INFRINGEMENT

     15.1 INDEMNIFICATION. Seller undertakes and agrees that, provided it has been notified promptly and given authority, information and offered assistance, Seller will promptly investigate and defend, at its own expense, all claims, allegations, suits, actions or proceedings in which Buyer or its subsidiaries, are made defendants or claimed potential defendants for any infringement, claimed infringement or alleged inducement of infringement, or unauthorized or unlawful use of any patent, copyright, trademark, trade secret, mask work, proprietary data or other information, resulting from the sale, use, lease or other disposition of any Product or Part purchased from Seller under this Agreement. Seller further agrees to pay and discharge any and all judgments or decrees which may be rendered in any such suits or proceedings against any such defendants up to a total not exceeding the payments received by Seller from Buyer at the date any such claim is initiated. Seller shall have the right to settle any such suits, actions or proceedings on terms and conditions of Seller's own selection, provided they are not in conflict with the terms and conditions provided herein. This indemnity does not extend to any suit or proceeding which is based upon a patent claim covering a combination of which the Product purchased under this Agreement is merely an element of the claim combined with other devices or elements not provided by Seller, unless Seller is a contributory infringer, nor does it extend to any Product whose infringement is a direct result of Seller being required to adhere to a specific design provided by Buyer and not originating with Seller.

                                      13.

     15.2 NON-LICENSED TECHNOLOGY. Buyer acknowledges that the foregoing indemnity does not apply to any patents pertaining to the ITU-T standards as listed in Exhibit C, except for such patent rights relating to Seller, DSP Group, Inc., France Telecom and the University of Sherbrook relating to the ITU-T G.723.1 standard. At its option, Buyer may enable G.729A,B on a per port card basis in its product. If G.729A,B is not enabled then no G.729A,B royalty/set off will be due. However, if G.729A,B is enabled by Buyer, then Seller agrees to indemnify Buyer for royalty payments on the G.729A Voice Compression if Buyer pays to Seller the following per port fees:

     per port of G.729A sold  [***] per port

     (Note: the per port fee for G.729A is re-evaluated these days with the G.729A consortium)

     The parties further agree that above per port fees related to the G.729A will be adjusted upward or downward to equal the sum of royalties to be paid to third party IP holders.

     15.3 SURVIVAL. The provisions of this Article 16 shall survive the term and any termination of this Agreement.

16.  ABSENCE OF RESTRICTIONS

     16.1 ABSENCE OF RESTRICTIONS. Buyer is not restricted as to its sale of Products purchased hereunder to any end user or remarketer worldwide, or purchased for internal use by Buyer worldwide. Further, this Agreement shall not be construed as preventing Buyer from acquiring at any time products similar or related to the Products from any other source, including, without limitation, purchase from any third party vendors or manufacture by Buyer.

17.  TERM AND TERMINATION

     17.1 TERM. This Agreement shall continue for an initial term of five (5) years from its effective date and shall be automatically renewed for successive one (1) year period thereafter, unless notice of termination is given by one party to the other at least one hundred and eighty (180) days prior to the termination date of the initial term or of any yearly renewal term, or unless earlier terminated under any other provision of this Agreement. The parties agree that in the event either party gives the other party at least thirty (30) days notice prior to the end of the initial term (and only the initial term), the parties shall negotiate in good faith to reach agreement on terms and conditions for the extension of the Agreement. In the event the parties do not reach such agreement prior to thirty (30) days after the initial renewal date, either party can notify the other party at such time of its intent to terminate the Agreement and the Agreement shall terminate one hundred and eighty (180) days following receipt of such notice.


________________________________
* [***] Confidential Treatment Requested

                                      14.

     17.2 TERMINATION FOR DEFAULT. Either party may terminate this Agreement upon thirty (30) days prior written notice to the other party for failure of such other party to fulfill any of its material obligations hereunder provided, however, if during the period of such notice the other party shall have remedied such failure, this Agreement shall continue in full force and effect as it would have had such failure not occurred. In the event of termination under this paragraph, the terminating party shall be entitled to return of any amounts paid in anticipation of performance not rendered by the other party.

     17.3 TERMINATION FOR OTHER REASONS. This Agreement shall terminate forthwith, at the option of either party, by notice in writing to the other party, upon the other party ceasing to carry on its business or in the event the other party becomes the subject of any proceedings under state or federal law for the relief of debtors or otherwise becomes insolvent, bankrupt or makes an assignment for the benefit of creditors, or upon the appointment of a receiver for the other party or its reorganization for the benefit of creditors.

18.  RIGHTS AFTER TERMINATION

     18.1 OTHER REMEDIES. Termination of this Agreement by either party shall not prejudice it or the other party to recover any money amounts or require performance of any obligations due at the time of such termination, nor shall it prejudice any confidentiality undertaking by either party.

     18.2 COMPLETED PRODUCTS. In the event of termination of this Agreement by Buyer under Paragraph 18.2, Seller shall, at Buyer's option, pass title and deliver to Buyer completed Products in its possession meeting the Specifications, provided Buyer pays the agreed upon price as if Seller had delivered those Products according to the terms of purchase hereunder.

     18.3 PURCHASE ORDERS CANCELED. In the event of any termination of this Agreement under Paragraph 17.2, all outstanding Purchase Orders for Products previously issued by Buyer under this Agreement shall be automatically and immediately canceled without penalty, notwithstanding any firm order period, cancellation penalty or maximum cancellation requirement stated under this Agreement.

     18.4 MANUFACTURING LICENSE NOT AFFECTED. Termination of this Agreement by either Seller or Buyer under Paragraph 17.2 or by Buyer under Paragraph 17.3 shall not prejudice or otherwise affect any Manufacturing License to which Buyer may become entitled.

19.  ASSIGNMENT

     19.1 NO ASSIGNMENT. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated by either party without the prior written consent of the other party, and any attempted assignment or delegation not in conformity with this Article 19 shall be null and void. This provision shall not apply to an assignment or delegation by either party resulting from (i) a change its state or country of incorporation or (ii) a modification of the relevant party's

                                      15.

corporate structure that does not materially alter ownership or control or that does not materially alter the rights of the other party according to this Agreement.

     19.2 SUCCESSOR. Notwithstanding anything in this Agreement to the contrary, this Agreement with all rights and obligations hereunder shall be binding upon and inure to the benefit of any successor to which either party directly or indirectly transfers all or a substantial part of its business and assets pertaining to the Product, whether by merger, sale of assets, sale of stock or otherwise. The party making such a transfer shall assign this Agreement and the rights and obligations hereunder and obtain from the assignee, in a form satisfactory to counsel for the other party, an acceptance of such assignment and an assumption of all of the assignor party's obligations under this Agreement.

20. NOTICES AND COMMUNICATIONS. For international communications, notice shall be deemed given upon successful transmission by Telefax or Telex to the telephone numbers and addresses listed below or, if by mail, upon receipt by the addressee. Except as otherwise specifically provided herein, notices and other communications given and received under this Agreement shall be deemed given fourteen (14) business days after the date when deposited, registered mail postage prepaid, addressed as follows or as from time to time otherwise directed in writing by either party:

     To Seller:     AudioCodes, Ltd.
                    4 Hohoresh Road
                    Yehud, Israel, 56470

                    ATTN: Chief Financial Officer_________________

     To Buyer:      Clarent Corporation
                    700 Chesapeake Dr
                    Redwood City, CA 94063
                    ATTN: Contracts Administration

21.  NEW TECHNOLOGY OR PRODUCT AND DISCONTINUATION OF PRODUCTION

     21.1 SUBSTITUTION OF NEW PRODUCT. Should Seller develop a type of product which is like any Product, or performs a similar function, or would obsolete any Product due to new technology, Seller shall give Buyer notice as soon as practicable and in no event later than six (6) months prior to the initial shipping date for such new product and furnish to Buyer the specifications and other pertinent description thereof and, at the request of Buyer, arrange an engineering evaluation of such product immediately upon a working model of it becoming available. At its option, Buyer may elect to substitute such new product for such Product under this Agreement at a price mutually agreeable between the parties. Such New Product shall thereafter be considered a Product under the terms and conditions of this Agreement as if initially

                                      16.

included hereunder. For purposes of this Paragraph only "New Product" shall not include any Product which is scheduled to be introduced within six (6) months of the date hereof.

     21.2 DISCONTINUATION OF PRODUCTION. In addition to any other notices that may be required in connection with termination of this Agreement by Seller, Seller shall provide notice at least one hundred and eighty (180) days prior to the discontinuation of production of a Product.

22.  MISCELLANEOUS

     22.1 EXCUSED PERFORMANCE. Neither party shall be liable for damages because of delays in or failure of performance required under this Agreement when such delay or failure is due to acts of God, acts of civil or military authority, fire, flood, strikes, war, epidemics, shortage of power or other cause beyond such party's reasonable control and without its fault or negligence, provided that such party (a) uses its best efforts to promptly notify the other in advance of conditions which will result in any such delay in or failure of performance, (b) uses its best efforts to avoid or remove such conditions, and (c) immediately continues performance whenever such conditions are removed.

     22.2 CURTAILED PRODUCTION. In the event that Seller's overall production of Products is curtailed for any reason, Seller will ship Buyer a percentage of its Orders for Products and Parts at least equivalent to that shipped for similar products to any other customer. Acceptance by Buyer of such percentage of its Orders shall not operate as a waiver of any rights or remedies which Buyer shall have as a result of Seller's failure to ship all Products and Parts under such Orders.

     22.3 INTEGRATION. This Agreement is intended to be the sole and complete statement of the obligations of the parties with regard to purchasing of Products by Buyer from Seller. It supersedes any other agreement or understanding, whether written or oral, that may have been made or entered into with regard to the subject matter hereof by Seller or Buyer, as well as any terms stated on any Purchase Order, acknowledgment, acceptance form, or other printed document used by either party in the course of dealing under this Agreement.

     22.4 ENTIRE AGREEMENT. This Agreement and Exhibits A, B, C, D annexed hereto contain the entire Agreement between the parties and may not be altered, amended or modified, except by formal agreement in writing signed by duly authorized representatives of both parties. Purchase Orders, Purchase Order acknowledgments, acceptance forms and other printed documents shall not constitute an alteration, amendment or modification, even if acknowledged by the party sought to be bound.

     22.5 WAIVER OR DELAY. Any waiver or delay in the exercise by either party hereto of its right to terminate hereunder or to enforce any provision of this Agreement for any breach by the other party shall not prejudice such party's right of termination or enforcement for any further, continuing or other breach by the other party.

                                      17.

     22.6 SEVERABILITY. In the event that any provision contained in his Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any jurisdiction where enforcement is sought, such invalidity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

     22.7 GOVERNING LAW. This Agreement shall be interpreted and construed, and the legal relations created herein shall be determined, in accordance with the laws of Israel.

     22.8 HEADINGS. The Article and Paragraph headings within this Agreement are for convenience only and shall neither be considered a part of, nor affect the construction or interpretation of, any provision of this Agreement.

     22.9 WARRANTIES. Seller and Buyer represent and warrant to each other that each has the right and power to enter into this Agreement.

     22.10 RELATIONSHIP OF PARTIES. The relationship of Seller and Buyer as established under this Agreement shall be and at all times remain one of independent contractors, and neither party shall at any time or in any way represent itself as being a dealer, agent or other representative of the other party or as having authority to assume or create obligations or otherwise act in any manner on behalf of the other party.

     22.11 PERIODS OF TIME. In computing any period of time under this Agreement where a specified number of days are required or permitted for notice, response or other action on the part of either party, Saturdays, Sundays and holidays shall be included in such period of time.

     22.12 ARBITRATION. Seller and Buyer shall settle by arbitration any controversy or claim, including any claim of misrepresentation, arising out of or related to this Agreement. Failure to file a notice of arbitration within two
(2) years after the occurrences supporting the claim constitutes an irrevocable waiver of that claim. Before the institution of arbitration under this Section, the party claiming that arbitration is necessary shall first send written notice of such controversy, claim or breach to the affected party, demanding that the matter be cured within sixty (60) days. If within sixty (60) days from the sending of that notice either no response is received or the party sending the notice deems the response to be insufficient, it may then institute arbitration in accordance with this Section. The sixty (60) day period provided for in this Section shall run concurrently with any other cure period provided in this Agreement. Arbitration shall take place in San Jose, California, according to the rules of the American Arbitration Association by an arbitrator nominated by the mutual consent of the parties and if no such consent is reached upon the elapse of the said 60 day period, by the California branch of the American Arbitration Association.

     22.13  ESCROW

     Within thirty (30) days after execution of this Agreement, Seller shall submit an escrow agreement to Buyer in a form reasonably acceptable to Buyer providing that the design

                                      18.

specifications and architecture for the Products and the software code (to be further defined in the Escrow agreement) for any and all included software technology necessary to ensure full operation of such products along with any other information required to permit Buyer to manufacture the Products (the "Information") shall be released to Seller in the event that (i); (i) Seller is a party in a voluntary or involuntary proceeding in liquidation or bankruptcy; or (ii) ownership or control of Seller or substantially all the assets of Seller is transferred to a third party who's products are competitive with those of Buyer. In the event that such Products are manufactured and distributed by Buyer, a fee equal to the best price for such Products (at arms length basis) obtained from Seller less Seller's costs of production shall be due to Buyer on a quarterly basis. The Information deposited in escrow shall be kept current by Seller by making updates to the Information at least two (2) times per year as long as such Products are in production (if such updates are required) and adding the required material related to New Products within thirty (30) days after first commercial shipment of such New Products by Seller to Buyer.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate by their respective authorized representatives.

SELLER:                             BUYER:

AUDIOCODES, LTD.,                   CLARENT CORPORATION



By: /s/ Michael Lilo                  By: /s/ Richard Heaps
    ----------------                      -----------------
Title: CFO                            Title: COO
       -------------                         --------------
Date: April 5, 1999                   Date: March 24, 1999
      --------------                         --------------

                                      19.

                                   EXHIBIT A

                            PRODUCT SPECIFICATIONS

                                   EXHIBIT B

                                 PRODUCT PRICE

To be supplied by Seller within thirty (30) days of the execution of this Agreement.

                                   EXHIBIT C

                                   STANDARDS

VOICE & AUDIO COMPRESSION STANDARDS

     G.723.1

     G.729